Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Performance Food Group Company of our report dated August 27, 2019 relating to the combined financial statements of Reinhart Foodservice Business (Carve-Out of Certain Operations of Reyes Holdings L.L.C. and Lone Oak Realty LLC) appearing in the Current Report on Form 8-K of Performance Food Group Company dated September 16, 2019, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
November 18, 2019